EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:  Josh C. Anders (281) 974-9442

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2017 RESULTS

Houston (May 8, 2017) -- Adams Resources & Energy, Inc., (NYSE MKT: AE)(“Adams” or the “Company”) announced an unaudited first quarter 2017 net loss of approximately $0.9 million or ($0.20) per common share on revenues of $303.1 million.  This compares to unaudited net income of $1.4 million or $0.34 per share on revenues of $250.5 million for the first quarter of 2016.

First Quarter 2017 Highlights:

•	Gross revenues of over $303 million for the first quarter ended March 31, 2017
•	Adams Resources & Energy, Inc.’s crude oil marketing and transportation subsidiary, GulfMark Energy, Inc., marketed approximately 66,360 barrels of oil per day during the first quarter of 2017
•
Continued effort to diversify offerings at the transportation subsidiary, Service Transport Company, Inc., with plans to begin ISO tank storage and transportation toward the end of the second quarter of 2017

•	Over $158 million of liquidity ($98 million of cash and cash equivalents and $60 million of undrawn letter of credit facility) as of March 31, 2017
•	Generated positive free cash flow (cash flow from operations before changes in working capital less capital expenditures and dividends)
•	Dividend of $0.22 per share for the first quarter of 2017
•	No short or long term debt as of March 31, 2017

“Adams is off to a decent start in 2017 as our first quarter results saw meaningful increases in activity in March 2017.  Our crude oil marketing and transportation subsidiary was negatively impacted by Frost Laws in North Dakota and Michigan during the first quarter of 2017, but saw volumes return in March 2017 as weather related downtime was reduced.  The Company experienced a noticeable uptick in activity at our Service Transport subsidiary during March 2017.  We are encouraged by the activity that we saw late in the first quarter of 2017 and look forward to executing our strategy during the year.” said Thomas S. Smith, President and Chief Executive Officer.

Capital Investments and Dividends

During the first quarter of 2017, the Company invested approximately $1.0 million of capital and paid dividends of $0.9 million ($0.22 per share). The majority of the capital during the first quarter of 2017 was invested in the upstream oil and gas exploration and production subsidiary as the Company participated in several wells in the Permian Basin and Haynesville Shale.  On April 20, 2017, the Company announced the conclusion of its review of strategic alternatives associated with the oil and gas exploration and production division and voluntarily filed a petition of reorganization under Chapter 11 of the Bankruptcy Code in Delaware.  The Company has retained Oil & Gas Asset Clearinghouse, LLC to advise us with respect to the sale process of its oil and gas exploration and production subsidiary.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	2017	2016

Revenues	$303,087	$250,531

Costs, expenses and other	(304,671)	(248,192)
Interest income, net	158	103
Income tax benefit (provision)	566	(888)

(Loss) earnings from continuing operations	(860)	1,554

(Loss) from equity investments, net of tax	-	(124)

Net (loss) earnings	$(860)	$1,430

(Loss) earnings per common share:
Basic and diluted net (loss) earnings
per common share	$(0.20)	$0.34
Dividends per common share	$0.22	$0.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Cash	$98,073	$87,342
Other current assets	115,041	105,176
Total current assets	213,114	192,518

Net property & equipment	43,809	46,325
Deposits and other assets	7,240	8,029
	$264,163	$246,872

LIABILITIES AND EQUITY
Total current liabilities	$105,337	$86,074
Other liabilities and deferred taxes	9,302	9,486
Shareholders’ equity	149,524	151,312
	$264,163	$246,872

Adams Resources & Energy, Inc. and Subsidiaries
Unaudited Consolidated Statement of Cash Flows
 (In thousands)

	Three Months Ended
	March 31,
	2017	2016
CASH PROVIDED BY OPERATIONS:
Net (loss) earnings	$(860)	$1,430
Adjustments to reconcile net earnings to net cash
from operating activities -
Depreciation, depletion and amortization	3,969	5,115
Property sales loss (gains)	7	(120)
Impairment of oil and natural gas properties	3	29
Deferred income taxes	60	(1,352)
Net change in fair value contracts	(420)	158
Equity investment losses	-	191
(Increase) in accounts receivable	(1,968)	(1,224)
(Increase) in inventories	(7,557)	(5,707)
Decrease (increase) in income tax receivable	(736)	1,958
Decrease in prepayments	744	338
Increase (decrease) in accounts payable	17,746	(3,614)
Increase in accrued liabilities	1,084	393
Other changes, net	78	47

Net cash provided by (used in) operating activities	12,150	(2,358)

INVESTING ACTIVITIES:
Property and equipment additions	(1,006)	(4,210)
Proceeds from property sales	39	920
Investments	-	(2,200)
Insurance and state collateral (deposits) refunds	476	(2)

Net cash used in investing activities	(491)	(5,492)

FINANCING ACTIVITIES
Dividend payments	(928)	(928)

Net cash used in financing activities	(928)	(928)

Increase (decrease) in cash and cash equivalents	10,731	(8,778)

Cash and cash equivalents at beginning of period	87,342	91,877

Cash and cash equivalents at end of period	$98,073	$83,099

Adams Resources & Energy, Inc. and Subsidiaries
Unaudited Operating Cash Flow Before Changes in Working Capital Reconciliation
(In thousands)

	Three Months Ended March 31,
	2017	2016
Operating Cash Flow Before Changes in Working Capital Reconciliation:
Net (loss) earnings	$(860)	$1,430
Adjustments to reconcile net (loss) earnings to net cash
from operating activities-
Depreciation, depletion and amortization	3,969	5,115
Property sales losses (gains) oil and natural gas	7	(120)
Impairment of oil and natural gas properties	3	29
Deferred income taxes (includes equity investments)	60	(1,352)
Net change in fair value contracts	(420)	158
Equity investment losses	-	191
Operating Cash Flow Before Changes in Working Capital	$2,759	$5,451

Cautionary Statement Regarding Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.